COMPANIES OFFICE
OFFICE DES COMPAGNIES

Manitoba

# Certificate of Amendment

# Certificat de modification

I certify that the Articles of

Je déclare que les statuts de

Snow Lake Resources Ltd.

were amended under *The Corporations Act* in accordance with the attached Articles effective

ont été modifiés sous le régime de *la Loi sur les corporations* conformément aux statuts ci-joints prenant effet le

21 OCTOBER/OCTOBRE 2021

752692889MC0001
Business Number / Numéro d'entreprise

10018421
Registry Number / Numéro de registre

Deputy Director/directeur adjoint
The Corporations Act/
Loi sur les corporations

The Corporations Act
**ARTICLES OF AMENDMENT**

Manitoba

1. Name of corporation

Snow Lake Resources Ltd.

The corporation certifies that each amendment has been duly authorized pursuant to the requirements of its own Articles, The Corporations Act, and any unanimous shareholder or member agreement.

2. The articles are amended as follows:

The restrictions in paragraph 7 of the Articles of Incorporation are deleted in their entirety and replaced with Not Applicable.

The provisions set out in Schedule II attached to the Articles of Incorporation, and referenced in paragraph 9 of the Articles, are deleted in their entirety.

| Date | Signature | Office held |
| --- | --- | --- |
| October 21, 2021 | [signature] | CEO |

| | |
| --- | --- |
| **Important Notice:** | The Corporations Act provides that certain amendments to Articles must be approved by a special resolution of shareholders or members. It also provides that some amendments may be approved by an ordinary resolution of the shareholders or members, or a resolution of the Board of Directors. Additionally, a corporation's own Articles or a unanimous shareholder or member agreement may require a greater number of votes of directors, shareholders or members to amend the Articles than is required by The Corporations Act. |

Form 10